EXHIBIT 99.1

PRESS RELEASE

LitFunding Corp Appoints New Director

LAS VEGAS, NEVADA, Nov. 5, 2007 (PRIME NEWSWIRE) -- Mr. Gary Rasmussen, interim CEO and Chairman of LitFunding Corp. (OTCBB:LFDG - News), announced today that as the Company continues its restructuring, the Company is pleased to report that Ms. Virginia Perfili has accepted an appointment to the Board of Directors of LitFunding Corp. as of September 26th, 2007. Ms. Perfili also serves as a director of Global Universal Film Group, a wholly-owned subsidiary of LitFunding.

“Ms. Perfili has extensive experience in the areas of film production and operating a public company; a perfect fit for our new business model in the film industry”, observed Gary Rasmussen, LitFunding’s CEO.

For the past 25 years, Virginia Perfili has been involved in the entertainment industry, having obtained recognition as a writer, director, producer and executive producer of several feature-length films, many music videos, and a TV show pilot.  In 1984, Ms. Perfili was a co-founder and served as President of Orphan, Inc., a publicly held, entertainment company that started as a small Detroit-based, independent record label (ORPH:OTC). Under her leadership, Orphan signed and promoted five recording artists (all of which began charting on the Billboard charts), negotiated several distribution deals, obtained an artist contract with Atlantic, as well as contracts to produce videos for Atlantic and Sony.

In 1990, Orphan ventured into producing feature films.  Orphan joined forces with Gary Rasmussen (currently CEO of LitFunding), who was instrumental in raising capital for several films that were produced by Orphan.  Ms. Perfili was both producer and executive producer for the feature films, “Mirror Mirror” and “Mirror Mirror 2: Raven Dance”, and spearheaded their marketing and distribution.  Both of these independent feature films enjoyed theatrical, cable, Pay-Per-View, TV broadcast, VHS, DVD, and Laser Disc releases, domestically.  In 1995, she directed a third sequel, “Mirror, Mirror III: The Voyeur.”  Ms Perfili has always had a keen eye for recognizing fresh, new talent as demonstrated by the fact that she cast a then unknown young actor, Mark Ruffallo, as the male lead in both “Mirror, Mirror 2” and “Mirror, Mirror III”, his very first leading roles in a feature film.

From 2000 through present, Ms. Perfili has been actively involved as a producer and consultant in the entertainment industry, and was also a director and consultant between 2002 and 2004 for FoneFriend (FFRD:OTCBB), a publicly-held, Voice Over Internet company.  In 2006, Virginia Perfili organized Freelance Filmworks, LLC., and served as the Executive Producer of its current feature film, tentatively entitled “ROUNDS”, which is presently in post production.

Ms. Perfili graduated from Wayne State University in Detroit, Michigan, with a Bachelor of Arts degree in Humanities with a pre-law curriculum.

About LitFunding Corp. / Global Universal Film Group

LitFunding, until recently, has specialized in the funding of plaintiff's litigation, through its wholly-owned subsidiary LitFunding USA. Although this business will continue, the Company will henceforth concentrate its resources primarily on the development and production of feature length films, which business is currently conducted through Global Universal Film Group, a wholly-owned subsidiary. Global Universal is engaged in the finance, development and production of feature-length motion pictures intended for worldwide release in domestic and foreign markets. Global Universal plans to develop and produce a slate of six to eight motion pictures that will be financed by leveraging state tax credits received from each film's budget with debt financing from asset based lenders and private equity funds. LitFunding is contractually obligated to effect a "spin-off" transaction whereby Global Universal will become a publicly held company by distributing a portion of Global Universal's shares to LitFunding shareholders. However, Global Universal has tentatively agreed to forego such spin-out upon certain conditions. Global Universal's website is www.globaluniversal.com.

This press release does not constitute an offer of any securities for sale. Except for the historical information presented herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995, or by the Securities and Exchange Commission in its rules, regulations and releases. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the ability of LitFunding's subsidiary, Global Universal Film Group, to achieve its business goals and profitability, as well as activities, events or developments that the company expects, believes or anticipates will or may occur in the future. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. In addition, other risks are detailed in the company's periodic reports. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:

LitFunding Corp.

Natalie Pokorny, 702-898-8388

Source: LitFunding Corp.